FRANCESCA’S HOLDINGS CORPORATION

2011 EQUITY INCENTIVE PLAN

PERFORMANCE RESTRICTED STOCK AWARD AGREEMENT

THIS PERFORMANCE RESTRICTED STOCK AWARD AGREEMENT (this “Award Agreement”) is dated as of (the “Award Date”) by and between Francesca’s Holdings Corporation, a Delaware corporation (the “Corporation”), and (the “Participant”).

W I T N E S S E T H

WHEREAS, pursuant to the Francesca’s Holdings Corporation 2011 Equity Incentive Plan (the “Plan”), the Corporation hereby grants to the Participant, effective as of the date hereof, a performance restricted stock award (the “Award”), upon the terms and conditions set forth herein and in the Plan.

NOW THEREFORE, in consideration of services rendered and to be rendered by the Participant, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1.      Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

2.      Grant. Subject to the terms of this Award Agreement, the Corporation hereby grants to the Participant an Award with respect to an aggregate of restricted shares of Common Stock of the Corporation (the “Restricted Stock”), which aggregate number represents the maximum number of shares of Restricted Stock subject to the Award that may become vested in accordance with the terms of this Award Agreement (such maximum number of shares of Restricted Stock subject to the Award is referred to as the “Maximum Number” of shares). Of the Maximum Number of shares of Restricted Stock subject to the Award, shares represent the “target” number of shares of Restricted Stock subject to the Award (such target number of shares of Restricted Stock subject to the Award is referred to as the “Target Number” of shares).

3.      Performance-Based and Time-Based Vesting. Subject to Section 8 below, the Award shall become eligible to vest with respect to each of the Corporation’s 2014, 2015 and 2016 fiscal years (each, a “Performance Year”) based on the achievement of certain performance goals as set forth in Section 3(a) of this Award Agreement and, with respect to any shares of Restricted Stock subject to the Award that become eligible to vest in accordance with Section 3(a) of this Award Agreement, such shares shall vest and restrictions (other than those set forth in Section 8.1 of the Plan) shall lapse based on the achievement of the time-based vesting requirements set forth in Section 3(b) of this Award Agreement.

(a)    Eligibility to Vest Based Upon Corporate Performance. The total Target Number of shares of Restricted Stock subject to the Award (subject to adjustment under Section 7.1 of the Plan) is divided into three separate tranches as follows: one-third (1/3) of the Target Number of shares of Restricted Stock subject to the Award (rounded to the nearest whole share) will be eligible to vest with respect to a performance measurement period consisting of the 2014 Performance Year (the “2014 Target Shares”); one-third (1/3) of the Target Number of shares of Restricted Stock subject to the Award (rounded to the nearest whole share) will be eligible to vest with respect to a performance measurement period consisting of the 2015 Performance Year (the “2015 Target Shares”); and the remaining (approximately one-third (1/3)) portion of the Target Number of shares of Restricted Stock subject to the Award will be eligible to vest with respect to a performance measurement period consisting of the 2016 Performance Year (the “2016 Target Shares”). (For purposes of this Award Agreement, “Target Shares” means either the 2014 Target Shares, the 2015 Target Shares or the 2016 Target Shares, as applicable.) In each case, the number of Target Shares that may become eligible to vest with respect to the applicable Performance Year may range from zero percent (0%) to one hundred fifty percent (150%) of the total number of Target Shares for that Performance Year, as determined in accordance with Exhibit A attached hereto. The percentage of the Target Shares that become eligible to vest, if any, based on the achievement of the performance goals with respect to the applicable Performance Year, as determined in accordance with Exhibit A attached hereto, are referred to as the “Eligible Shares” with respect to that Performance Year. (For purposes of clarity, in no event shall the maximum number of shares that are deemed to be Eligible Shares (on an aggregate basis with respect to the 2014, 2015 and 2016 Performance Years) exceed the Maximum Number of shares of Restricted Stock subject to the Award.) Any Maximum Shares corresponding to a particular Performance Year that the Administrator determines shall not be Eligible Shares in accordance with this Section 3(a) with respect to such Performance Year shall terminate and be forfeited as of the last day of the applicable Performance Year, and the Participant shall have no further rights with respect to any such Maximum Shares that are not determined to be Eligible Shares in accordance with this Section 3(a).

(b)               Vesting. Subject to the terms and conditions of this Award Agreement, the number of Maximum Shares that (1) the Administrator has determined are Eligible Shares in accordance with Section 3(a) of this Award Agreement and (2) do not otherwise vest in accordance with Section 8 of this Award Agreement, if any, shall vest, and restrictions (other than those set forth in Section 8.1 of the Plan) shall lapse, on the third (3rd) anniversary of the Award Date (the “Vesting Date”), subject to the Participant’s continuous employment or service to the Corporation through the Vesting Date.

4.      Continuance of Employment. Except as expressly provided in Section 8 of this Award Agreement, the vesting schedule requires continued employment or service through the Vesting Date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Award Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not (except as expressly provided in Section 8) entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 8 below or under the Plan.

Nothing contained in this Award Agreement or the Plan constitutes an employment or service commitment by the Corporation, affects the Participant’s status as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Corporation or any of its Subsidiaries, interferes in any way with the right of the Corporation or any of its Subsidiaries at any time to terminate such employment or services, or affects the right of the Corporation or any of its Subsidiaries to increase or decrease the Participant’s other compensation or benefits. Nothing in this Award Agreement, however, is intended to adversely affect any independent contractual right of the Participant without his or her consent thereto.

5.      Dividend and Voting Rights. After the Award Date, the Participant shall be entitled to cash dividends with respect to the shares of Restricted Stock subject to the Award even though such shares are not vested but shall not be entitled to voting rights with respect to the shares of Restricted Stock; provided that such rights to cash dividends shall terminate immediately as to any shares of Restricted Stock that are forfeited pursuant to Section 8 below; and provided, further, that the Participant agrees that promptly following any such forfeiture of the shares of Restricted Stock, the Participant will make a cash payment to the Company equal to the amount of any cash dividends received by the Participant in respect of any such unvested, forfeited shares. To the extent the shares are forfeited after the record date and before the payment date for a particular dividend, the Participant shall, promptly after the dividend is paid, make a cash payment to the Company equal to the amount of any such cash dividend received by the Participant in respect of such forfeited shares.

6.      Restrictions on Transfer. Prior to the time that they have become vested pursuant to Section 3 or Section 8 hereof or Section 7 of the Plan, neither the Restricted Stock, nor any interest therein, amount payable in respect thereof, or Restricted Property (as defined in Section 9 hereof) may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation, or (b) transfers by will or the laws of descent and distribution.

7.      Stock Certificates.

(a)                Book Entry Form. The Corporation shall issue the shares of Restricted Stock subject to the Award either: (a) in certificate form as provided in Section 7(b) below; or (b) in book entry form, registered in the name of the Participant with notations regarding the applicable restrictions on transfer imposed under this Award Agreement.

(b)               Certificates to be Held by Corporation; Legend. Any certificates representing shares of Restricted Stock that may be delivered to the Participant by the Corporation prior to vesting shall be redelivered to the Corporation to be held by the Corporation until the restrictions on such shares shall have lapsed and the shares shall thereby have become vested or the shares represented thereby have been forfeited hereunder. Such certificates shall bear the following legend and any other legends the Corporation may determine to be necessary or advisable to comply with all applicable laws, rules, and regulations:

“The ownership of this certificate and the shares of stock evidenced hereby and any interest therein are subject to substantial restrictions on transfer under an Agreement entered into between the registered owner and Francesca’s Holdings Corporation. A copy of such Agreement is on file in the office of the Secretary of Francesca’s Holdings Corporation.”

(c)                Delivery of Certificates Upon Vesting. Promptly after the vesting of any shares of Restricted Stock pursuant to Section 3 or Section 8 hereof or Section 7 of the Plan and the satisfaction of any and all related tax withholding obligations pursuant to Section 10, the Corporation shall, as applicable, either remove the notations on any shares of Restricted Stock issued in book entry form which have vested or deliver to the Participant a certificate or certificates evidencing the number of shares of Restricted Stock which have vested (or, in either case, such lesser number of shares as may result after giving effect to Section 10). The Participant (or the beneficiary or personal representative of the Participant in the event of the Participant’s death or disability, as the case may be) shall deliver to the Corporation any representations or other documents or assurances as the Corporation or its counsel may determine to be necessary or advisable in order to ensure compliance with all applicable laws, rules, and regulations with respect to the grant of the Award and the delivery of shares of Common Stock in respect thereof. The shares so delivered shall no longer be restricted shares hereunder.

(d)               Stock Power; Power of Attorney. Concurrently with the execution and delivery of this Award Agreement, the Participant shall deliver to the Corporation an executed stock power in the form attached hereto as Exhibit B, in blank, with respect to such shares. The Corporation shall not deliver any share certificates in accordance with this Award Agreement unless and until the Corporation shall have received such stock power executed by the Participant. The Participant, by acceptance of the Award, shall be deemed to appoint, and does so appoint by execution of this Award Agreement, the Corporation and each of its authorized representatives as the Participant’s attorney(s)-in-fact to effect any transfer of unvested forfeited shares (or shares otherwise reacquired by the Corporation hereunder) to the Corporation as may be required pursuant to the Plan or this Award Agreement and to execute such documents as the Corporation or such representatives deem necessary or advisable in connection with any such transfer.

8.      Effect of Termination of Employment or Services; Change in Control Event.

(a)                General. If the Participant ceases to be employed by or ceases to provide services to the Corporation or a Subsidiary (the date of such termination of employment or service is referred to as the Participant’s “Severance Date”), the Participant’s shares of Restricted Stock (and related Restricted Property as defined in Section 9 hereof) shall, except as expressly provided below, be forfeited to the Corporation to the extent such shares have not become vested pursuant to Section 3 hereof or Section 7 of the Plan upon the Severance Date (regardless of the reason for such termination of employment or service, whether with or without cause, voluntarily or involuntarily, or due to death or disability). Upon the occurrence of any forfeiture of shares of Restricted Stock hereunder, such unvested, forfeited shares and related Restricted Property shall be automatically transferred to the Corporation as of the Severance Date, without any other action by the Participant (or the Participant’s beneficiary or personal representative in the event of the Participant’s death or disability, as applicable). No consideration shall be paid by the Corporation with respect to such transfer. The Corporation may exercise its powers under Section 7(d) hereof and take any other action necessary or advisable to evidence such transfer. The Participant (or the Participant’s beneficiary or personal representative in the event of the Participant’s death or disability, as applicable) shall deliver any additional documents of transfer that the Corporation may request to confirm the transfer of such unvested, forfeited shares and related Restricted Property to the Corporation.

(b)               Termination Without Cause, With Good Reason or Due to Death. In the event the Participant ceases to be employed by or ceases to provide services to the Corporation or a Subsidiary prior to the Vesting Date, and such termination of employment is by the Corporation or a Subsidiary without Cause (as defined below), by the Participant for Good Reason (as defined below) or due to the death of the Participant, the following shall apply with respect to the Award:

(i) Any shares of Restricted Stock subject to the Award that have been deemed to be Eligible Shares with respect to a Performance Year that occurred prior to the Performance Year in which the Severance Date occurs shall immediately vest, and restrictions (other than those set forth in Section 8.1 of the Plan) shall lapse, as of the Severance Date.

(ii) With respect to the Target Shares applicable to the Performance Year in which the Severance Date occurs, such Target Shares shall be subject to adjustment and pro-rated vesting as provided in the next sentence. In such circumstances: (A) the number of such Target Shares that will become eligible to vest shall be determined as though the applicable Performance Year ended as of the Severance Date, the applicable performance goals for such Performance Year shall be pro-rated based on the ratio of the number of calendar days in the applicable Performance Year that occurred while the Participant was employed by or providing services to the Corporation or a Subsidiary to the total number of calendar days in the Performance Year, and the performance conditions applicable to such Target Shares shall be determined based on actual performance for such shortened period against such pro-rated goals, with the number of Target Shares that may become eligible to vest with respect to the applicable Performance Year determined in accordance with Exhibit A attached hereto (as modified to give effect to the preceding provisions of this paragraph), and (B) the number of such Target Shares that are determined to be eligible to vest based on such shortened performance period, if any, shall be pro-rated based on the ratio of the number of calendar days in the applicable Performance Year that occurred while the Participant was employed by or providing services to the Corporation or a Subsidiary to the total number of calendar days in the Performance Year. Any shares of Restricted Stock subject to the Award that are deemed eligible to vest in accordance with this Section 8(b)(ii) shall immediately vest, and restrictions (other than those set forth in Section 8.1 of the Plan) shall lapse, as of the Severance Date.

(iii) Any shares of Restricted Stock subject to the Award with respect to a Performance Year that is scheduled to commence following the Performance Year in which the Severance Date occurs shall be forfeited to the Corporation in accordance with Section 8(a) of this Award Agreement.

(c)                Change in Control. In the event a Change in Control (as defined in the Plan) occurs prior to the Vesting Date and prior to a termination of the Participant’s employment by or service to the Corporation or a Subsidiary for any reason, the following shall apply with respect to the Award:

(i) Any shares of Restricted Stock subject to the Award that have been deemed to be Eligible Shares with respect to a Performance Year that occurred prior to the Performance Year in which the Change in Control occurs shall immediately vest, and restrictions (other than those set forth in Section 8.1 of the Plan) shall lapse, as of the date of such Change in Control.

(ii) With respect to the Target Shares applicable to the Performance Year in which the Change in Control occurs, such Target Shares shall be subject to adjustment and pro-rated vesting as provided in the next sentence. In such circumstances: (A) the number of such Target Shares that will become eligible to vest shall be determined as though the applicable Performance Year ended as of the date of the Change of Control, the applicable performance goals for such Performance Year shall be pro-rated based on the ratio of the number of calendar days in the applicable Performance Year that occurred prior to the date of the Change of Control to the total number of calendar days in the Performance Year, and the performance conditions applicable to such Target Shares shall be determined based on actual performance for such shortened period against such pro-rated goals, with the number of Target Shares that may become eligible to vest with respect to the applicable Performance Year determined in accordance with Exhibit A attached hereto (as modified to give effect to the preceding provisions of this paragraph), and (B) the number of such Target Shares that are determined to be eligible to vest based on such shortened performance period, if any, shall be pro-rated based on the ratio of the number of calendar days in the applicable Performance Year that occurred prior to the date of the Change of Control to the total number of calendar days in the Performance Year. Any shares of Restricted Stock subject to the Award that are deemed eligible to vest in accordance with this Section 8(c)(ii) shall immediately vest, and restrictions (other than those set forth in Section 8.1 of the Plan) shall lapse, as of the date of the Change of Control.

(iii) Any shares of Restricted Stock subject to the Award with respect to a Performance Year that is scheduled to commence following the Performance Year in which the Change of Control occurs shall be forfeited to the Corporation in accordance with Section 8(a) of this Award Agreement.

(d)               Defined Terms. The following definitions shall apply for purposes of this Award Agreement:

(i) “Cause” with respect to the Participant means that one or more of the following has occurred:  (A) the Participant has committed a felony or a crime involving moral turpitude (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction); (B) the Participant has engaged in acts of fraud, dishonesty or other acts of material misconduct in the course of the Participant’s duties; (C) the Participant’s abuse of narcotics or alcohol that has or may reasonably cause material harm the Corporation; (D) any material violation by the Participant of the Corporation’s written policies that causes material harm to the Company; (E) the Participant’s material failure to perform or uphold his or her duties and/or his or her material failure to comply with reasonable directives of the Corporation’s Chief Executive Officer or Board of Directors, as applicable; or (F) any material breach by the Participant of this Award Agreement or any other contract the Participant is a party to with the Corporation or any Subsidiary.

(ii) “Good Reason” with respect to the Participant means the definition of “Good Reason” provided in any written employment agreement (or offer letter or similar written agreement) between the Participant and Corporation or any Subsidiary.  If the Participant is not covered by such an agreement with the Corporation or a Subsidiary that defines such term, then “Good Reason” with respect to the Participant means the occurrence (without the Participant’s consent) of any one or more of the following conditions: (A) a material diminution in the Participant’s rate of base salary; (B) a material diminution in the Participant’s authority, duties, or responsibilities; (C) a material change in the geographic location of the Participant’s principal office with the Corporation (for this purpose, in no event shall a relocation of such office to a new location that is not more than fifty (50) miles from the current location of the Corporation’s executive offices constitute a “material change”); or (D) a material breach by the Corporation of this Award Agreement; provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless both (x) the Participant provides written notice to the Corporation of the condition claimed to constitute Good Reason within sixty (60) days of the initial existence of such condition(s) (such notice to be delivered in accordance with Section 11), and (y) the Corporation fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Participant’s employment with the Corporation shall not constitute a termination for Good Reason unless such termination occurs not more than one hundred and twenty (120) days following the initial existence of the condition claimed to constitute Good Reason.

9.      Adjustments Upon Specified Events. Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan, the Administrator shall make adjustments in accordance with such section in the number and kind of securities that may become vested under the Award. If any adjustment shall be made under Section 7.1 of the Plan or an event described in Section 7.2 of the Plan shall occur and the shares of Restricted Stock are not fully vested upon such event or prior thereto, the restrictions applicable to such shares of Restricted Stock shall continue in effect with respect to any consideration, property or other securities (the “Restricted Property” and, for the purposes of this Award Agreement, “Restricted Stock” shall include “Restricted Property”, unless the context otherwise requires) received in respect of such Restricted Stock. Such Restricted Property shall vest at such times and in such proportion as the shares of Restricted Stock to which the Restricted Property is attributable vest, or would have vested pursuant to the terms hereof if such shares of Restricted Stock had remained outstanding. To the extent that the Restricted Property includes any cash (other than regular cash dividends), such cash shall be invested, pursuant to policies established by the Administrator, in interest bearing, FDIC-insured (subject to applicable insurance limits) deposits of a depository institution selected by the Administrator, the earnings on which shall be added to and become a part of the Restricted Property.

10.  Tax Withholding. Subject to Section 8.1 of the Plan, upon any vesting of the Restricted Stock, the Corporation shall automatically withhold and reacquire the appropriate number of whole shares of Restricted Stock, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the applicable provisions of the Plan), to satisfy any withholding obligations of the Corporation or its Subsidiaries with respect to such vesting at the minimum applicable withholding rates. In the event that the Corporation cannot satisfy such withholding obligations by withholding and reacquiring shares of Restricted Stock, or in the event that the Participant makes or has made an election pursuant to Section 83(b) of the Code or the occurrence of any other withholding event with respect to the Award, the Corporation (or a Subsidiary) shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to such vesting of any Restricted Stock or such Section 83(b) election or other withholding event.

11.  Notices. Any notice to be given under the terms of this Award Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the Participant’s last address reflected on the Corporation’s payroll records. Any notice shall be delivered in person or shall be enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Participant is no longer an Eligible Person, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 11.

12.  Plan. The Award and all rights of the Participant under this Award Agreement are subject to the terms and conditions of the provisions of the Plan, incorporated herein by reference. The Participant agrees to be bound by the terms of the Plan and this Award Agreement. The Participant acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Award Agreement. Unless otherwise expressly provided in other sections of this Award Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.

13.  Entire Agreement. This Award Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan may be amended pursuant to Section 8.6 of the Plan. This Award Agreement may be amended by the Board from time to time. Any such amendment must be in writing and signed by the Corporation. Any such amendment that materially and adversely affects the Participant’s rights under this Award Agreement requires the consent of the Participant in order to be effective with respect to the Award. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

14.  Counterparts. This Award Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15.  Section Headings. The section headings of this Award Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

16.  Governing Law. This Award Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.

17.  Clawback Policy. The Restricted Stock is subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Restricted Stock or other cash or property received with respect to the Restricted Stock (including any value received from a disposition of the Restricted Stock).

18.  Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST OUT OF OR RELATING TO THE PLAN OR THIS PERFORMANCE RESTRICTED STOCK AWARD AGREEMENT (INCLUDING THESE TERMS).

19.  No Advice Regarding Grant. The Participant is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Participant may determine is needed or appropriate with respect to the Restricted Stock (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Award, the advantages and disadvantages of making an election under Section 83(b) of the Code with respect to the Award, and the process and requirements for such an election). Neither the Corporation nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Award Agreement) or recommendation with respect to the Award or the making an election under Section 83(b) of the Code with respect to the Award. In the event the Participant desires to make an election under Section 83(b) of the Code with respect to the Award, it is the Participant’s sole responsibility to do so timely. Except for the withholding rights set forth in Section 10 above, the Participant is solely responsible for any and all tax liability that may arise with respect to the Award.

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IN WITNESS WHEREOF, the Corporation has caused this Award Agreement to be executed on its behalf by a duly authorized officer and the Participant has hereunto set his or her hand as of the date and year first above written.

FRANCESCA’S HOLDINGS CORPORATION, a Delaware corporation

By:

Print Name:

Its:

PARTICIPANT

Signature

Print Name

CONSENT OF SPOUSE

In consideration of the execution of the foregoing Performance Restricted Stock Award Agreement by Francesca’s Holdings Corporation, I, _____________________________, the spouse of the Participant therein named, do hereby join with my spouse in executing the foregoing Performance Restricted Stock Award Agreement and do hereby agree to be bound by all of the terms and provisions thereof and of the Plan.

Dated: _____________, 20__

Signature of Spouse

Print Name

EXHIBIT A

PERFORMANCE-BASED VESTING REQUIREMENTS

This Exhibit A is subject to the other provisions of the Award Agreement (including, without limitation, Sections 4, 8 and 9 of the Award Agreement).

The aggregate percentage of the 2014 Target Shares, the 2015 Target Shares and the 2016 Target Shares, as applicable, that shall be deemed to be Eligible Shares in accordance with Section 3(a) of the Award Agreement shall be determined as follows: (1) fifty percent (50%) of the Target Shares for the applicable Performance Year shall become eligible to vest based on the Corporation’s level of achievement of the EPS Goal for such Performance Year; and (2) fifty percent (50%) of the Target Shares for the applicable Performance Year shall become eligible to vest based on the Corporation’s level of achievement of the Net Sales Growth Goal for such Performance Year. For the 2014 Performance Year, the aggregate percentage of the 2014 Target Shares that shall be deemed to be Eligible Shares in accordance with Section 3(a) of the Award Agreement shall be determined in accordance with the table below as follows:

EPS Goal for the 2014 Performance Year		Net Sales Growth Goal for the 2014 Performance Year
Actual Level of EPS for the 2014 Performance Year	Vesting Eligibility Percentage	Actual Level of Net Sales Growth for the 2014 Performance Year	Vesting Eligibility Percentage
Less than $1.20	0%	Less than 17%	0%
$1.20	75%	17%	75%
$1.30	100%	20%	100%
$1.40 or Greater	150%	23% or Greater	150%

For actual EPS or Net Sales Growth achievement results between two points in the preceding tables, the actual payout percentage shall be determined on a straight-line bases between the two closest points based on the actual level of achievement of the EPS Goal or the Net Sales Growth Goal, as applicable, for the applicable Performance Year (with the actual payout percentage in each case rounded down to the nearest whole percentage).

Determination. As soon as practicable (and in all events within two and one-half months) after the last day of each applicable Performance Year, the Administrator shall determine performance for the Performance Year and whether and the extent to which the Target Shares corresponding to that Performance Year shall be deemed to be Eligible Shares that will be eligible to become vested in accordance with the time-based requirements under Section 3(b) of this Award Agreement. The number of Target Shares that will be deemed to be Eligible Shares for a particular Performance Year shall be determined as follows: (1) fifty percent (50%) of the number of Target Shares corresponding to that Performance Year (the 2014 Target Shares, the 2015 Target Shares or the 2016 Target Shares, as the case may be) will be multiplied by the EPS Goal Vesting Eligibility Percentage determined pursuant to the preceding table (based on the actual level of EPS for that Performance Year); and (2) fifty percent (50%) of the number of Target Shares corresponding to that Performance Year (the 2014 Target Shares, the 2015 Target Shares or the 2016 Target Shares, as the case may be) will be multiplied by the Net Sales Growth Goal Vesting Eligibility Percentage determined pursuant to the preceding table (based on the actual level of Net Sales Growth for that Performance Year). Such determinations by the Administrator shall be final and binding.

Defined Terms. For purposes of the Award, the following definitions will apply.

“EPS” means the Company’s earnings per share for a particular fiscal year as determined by the Company in accordance with its standard practices and procedures reflected in its financial statements for that fiscal year; provided that EPS for a particular fiscal year shall be subject to appropriate adjustments for stock splits, reverse stock splits, stock dividends and repurchases by the Company of its outstanding shares of Common Stock during the fiscal year.

“EPS Goal” means the target level of EPS established by the Administrator for the applicable Performance Year, equal to 100% achievement of such target level of EPS for that Performance Year. The EPS Goal for the 2014 Performance Year was established at the time the Award was granted. The EPS Goals for the 2015 Performance Year and the 2016 Performance Year will be established by the Administrator not later than ninety (90) days after the start of the applicable Performance Year (and in any event at a time when it is substantially uncertain whether the EPS Goal for the applicable year will be achieved).

“Net Sales Growth” means, for a particular fiscal year of the Company, the Company’s growth in net sales for the fiscal year as compared to the Company’s net sales for the immediately preceding fiscal year, expressed on a percentage basis, as determined by the Company in accordance with its standard practices and procedures reflected in its financial statements for that fiscal year.

“Net Sales Growth Goal” means the target level of Net Sales Growth established by the Administrator for the applicable Performance Year, equal to 100% achievement of such target level of Net Sales Growth for that Performance Year. The Net Sales Growth Goal for the 2014 Performance Year was established at the time the Award was granted. The Net Sales Growth Goals for the 2015 Performance Year and the 2016 Performance Year will be established by the Administrator not later than ninety (90) days after the start of the applicable Performance Year (and in any event at a time when it is substantially uncertain whether the Net Sales Growth Goal for the applicable year will be achieved).

Adjustments.  For purposes of determining EPS and Net Sales Growth under the Award for the 2014 Performance Year, the Administrator shall adjust (without duplication) the Corporation’s EPS or Net Sales Growth, as applicable (as determined before giving effect to such adjustments), for the 2014 Performance Year for the following items:

(a)	increased or decreased to eliminate the financial statement impact of employee retention and earn-out costs that result from mergers and acquisitions;

(b)	increased or decreased to eliminate the financial statement impact of divestitures;

(c)	increased or decreased to eliminate the financial statement impact of any new changes in accounting standards announced during the year that are required to be applied during the year in accordance with U.S. Generally Accepted Accounting Principles;

(d)	increased or decreased to eliminate the financial impact for the dispositions or impairments of long-lived assets, excluding gaming operations equipment;

(e)	increased or decreased to eliminate the financial impact related to early extinguishment of debt and debt related instruments; and

(f)	increased or decreased to eliminate the financial impact of natural disasters and related insurance recoveries.

EPS and Net Sales Growth for the 2015 Performance Year and the 2016 Performance Year shall be subject to adjustment as expressly provided by the Administrator at the beginning of the applicable Performance Year. The Administrator’s determination of whether an adjustment is required, and the nature and extent of any such adjustment, shall be final and binding.

* * * * *

EXHIBIT B

STOCK POWER

FOR VALUE RECEIVED and pursuant to that certain Performance Restricted Stock Award Agreement between Francesca’s Holdings Corporation, a Delaware corporation (the “Corporation”), and the individual named below (the “Individual”) dated as of _____________, 20__, the Individual, hereby sells, assigns and transfers to the Corporation, an aggregate ________ shares of Common Stock of the Corporation, standing in the Individual’s name on the books of the Corporation and represented by stock certificate number(s) _____________________________________________ to which this instrument is attached, and hereby irrevocably constitutes and appoints _________________ ____________________________________ as his or her attorney in fact and agent to transfer such shares on the books of the Corporation, with full power of substitution in the premises.

Dated _____________, ________

Signature

Print Name

(Instruction: Please do not fill in any blanks other than the signature line. The purpose of the assignment is to enable the Corporation to exercise its sale/purchase option set forth in the Performance Restricted Stock Award Agreement without requiring additional signatures on the part of the Individual.)